CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Apyx Medical Corporation
Clearwater, Florida

We hereby consent to the incorporation by reference on this Form S-8 of Apyx Medical Corporation, of our report dated March 14, 2019 on the consolidated financial statements as of December 31, 2018 and 2017 and for each of the three years in the period December 31, 2018, of Apyx Medical Corporation in its Annual Report for the year ended December 31, 2018, as filed on Form 10-K with the Securities and Exchange Commission, which are included in such Registration Statement.

/s/ Frazier & Deeter, LLC

Frazier & Deeter, LLC
Tampa, Florida
September 27, 2019